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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Fallon III                          Kenneth             P
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   (Last)                           (First)             (Middle)

33 Pond Avenue                      Apt. 1211B
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                                    (Street)

Brookline                           MA                   02146-7109
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Osteotech, Inc. (OSTE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

June 1999

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------      Amount     or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                  2.                                                                                      Deriv-    of
                  Conver-                      5.                              7.                         ative     Deriv-   11.
                  sion                         Number of                       Title and Amount           Secur-    ative    Nature
                  of                           Derivative     6.               of Underlying      8.      ities     Secur-   of
                  Exer-               4.       Securities     Date             Securities         Price   Bene-     ity:     In-
                  cise       3.       Trans-   Acquired (A)   Exercisable and  (Instr. 3 and 4)   of      ficially  Direct   direct
                  Price      Trans-   action   or Disposed    Expiration Date  ----------------   Deriv-  Owned     (D) or   Bene-
1.                of         action   Code     of(D)          (Month/Day/Year)           Amount   ative   at End    In-      ficial
Title of          Deriv-     Date     (Instr.  (Instr. 3,     ----------------           or       Secur-  of        direct   Owner-
Derivative        ative      (Month/  8)       4 and 5)       Date     Expira-           Number   ity     Month     (I)      ship
Security          Secur-     Day/     ------   ------------   Exer-    tion              of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        ity        Year)    Code V    (A)    (D)    cisable  Date    Title     Shares   5)      4)        4)       4)
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
Stock Option                                                                   Common
(Right to Buy)(a) $37.875    6/03/99  A    V    11,250        6/03/00  6/3/09  Stock     11,250    --      --       --       --
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
Explanation of Responses:

(a) Granted under the Company's 1991 Independent Directors Stock Option Plan, as amended, and qualified under Rule 16b-3.



/s/ Kenneth P. Fallon III                                July 13, 1999
---------------------------------------------            -----------------------
**Signature of Reporting Person                          Date

Kenneth P. Fallon III

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


                                                                 SEC 1474 (8-92)

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